Exhibit 5.1

13 October 2017

Matter No.: 825443

Doc Ref: 103671213

852 2842 9530

Richard.Hall@conyersdill.com

Fincera Inc.

4445 Eastgate Mall, Suite 200

San Diego, CA 92121

United States of America

Dear Sirs,

Re: Fincera Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 1,576,288 ordinary shares, par value US$0.001 per share (the “Shares”) to be issued pursuant to the 2015 Omnibus Equity Incentive Plan of the Company (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	the Plan.

We have also reviewed and relied upon (1) the Amended and Restated Memorandum and Articles of Association of the Company provided to us by the Company on 13 October 2017, (2) a copy of the minutes of a meeting of the shareholders of the Company held on 30 July 2017, a copy of the certified extract of the minutes of a meeting of the Board of Directors of the Company held on 24 September 2015 and a copy of the written resolutions of the directors of the Company passed on 13 October 2017 (collectively, the “Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on dated 19 May 2017 (the “Certificate Date”) and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (c) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that upon issue of any Shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (f) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission, (g) that on the date of issuance of any of the Shares, the Company will have sufficient authorised but unissued Shares in its share capital, (h) that on the date of issuance of any Shares under the Plan, the Company will be able to pay its liabilities as they become due, (i) that since 19 May 2017 the Company has paid all fees and penalties and made all filings required to be made by it under the Companies Law, and (j) no restrictions notice (the “Restrictions Notice”) under the Companies Law (the “Law”) has been issued or will be issued with respect to or that may affect, directly or indirectly, any of the shares, interest, rights or obligations of the Company that are the subject of the transactions referred to in the Registration Statement (the “Relevant Interests”).

We express no opinion with respect to the issuance of Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Law, a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.	The Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement. In giving this consent, we do not hereby admit that we are “experts” within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman